UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 10, 2018

Defense Technologies International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2683 Via De La Valle, Suite G418, Del Mar, CA 92014
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "Defense Technologies," "DTII", "we," "us," "our" and similar terminology, reference Defense Technologies International Corp.

Item  3.02    Unregistered Sales of Equity Securities.

On October 10, 2018, we issued 2,000,000 shares of authorized, but previously unissued common stock, to EMAC Handels AG upon the conversion of 200,000 shares of Defense Technologies Series A Convertible Preferred Stock. Each Series A Preferred Share is convertible into ten shares of the company's common stock. EMAC, a Swiss company, is a principal stockholder and, after the new issuance of shares, owns a total of 2,624,605 shares of common stock, or 71.75% of the total issued and outstanding shares. The issuance of the common stock was in a private transaction to a person familiar with the company's business, pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Item  8.01    Other Events.

Defense Technologies has announced that it entered into a service agreement with Hanover International, Inc. located in LaQuinta, California. Per the terms of the agreement, Hanover will operate as an independent contractor to the company, providing consulting services related to business and finance strategy. Hanover will also provide investor relations services and assist in creating market awareness for the company's products. In consideration for its services, Hanover will receive a monthly retainer and be entitled to earn up to 20,000 five-year, cashless warrants, exercisable for DTII common stock..

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date: October 16, 2018	By: /s/ Merrill W. Moses
Merrill W. Moses
President, CEO and
Interim Chief Financial Officer